Sheet1

MuniYield California Fund, Inc.
File Number: 811-6499
CIK Number: 882152
For the Period Ending: 04/30/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended April 30, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/30/2001	$1,500	Cal Hsg Fin Agy Rev/Dly	3.70%	02/01/2026

Last Updated on 06/21/2001
By Karen Lang